Exhibit 4.11

EXECUTION COPY

LOAN AGREEMENT

This Loan Agreement (this “Agreement” or the “Loan Agreement”) dated as of January 25, 2018 (the “Effective Date”), is made and executed by and between Vivo Power USA LLC, a Delaware limited liability company (“Borrower”) and SolarTide, LLC, a Delaware limited liability company (“Lender”) (Borrower and Lender are collectively referred to here as the “Parties” and each a “Party.”)

RECITALS

WHEREAS, Borrower is an indirect minority owner of the approximately 34.2 MW (AC) solar photovoltaic project in Bladen County, North Carolina that is referred to as the “IS-31 Solar Project” and the approximately 33.8 MW (AC) solar photovoltaic project in Robeson County, North Carolina that is referred to as “IS-47 Solar Project” (together, the “NC VivoPower Projects”) and an indirect owner of a 50% membership interest in Innovative Solar Ventures I LLC, a Delaware limited liability company (the “ISV Interest”);

WHEREAS, Borrower has requested that Lender provide short term financing to Borrower for the purpose of funding development expenses associated with the ISV Interest or for general corporate and working capital purposes of Borrower, VivoPower International PLC (“PLC”) or subsidiaries of PLC; and

WHEREAS, Lender is prepared to provide such financing to Borrower, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Loan. Subject to the terms and conditions set forth in this Agreement, Lender agrees to make disbursements to Borrower (each, a “Loan” and collectively, the “Loan”) up to the maximum principal amount of Two Million and 00/100ths Dollars ($2,000,000.00) (the “Maximum Loan Principal Amount”), which shall be disbursed by Lender to Borrower in accordance with the draw schedule attached hereto as Schedule 1, subject to the terms and conditions set forth herein.

2.

Interest Rate. The Loan amounts advanced to Borrower shall bear interest at a rate of 12% per annum, provided however, if all amounts advanced by Lender to Borrower under the Loan are repaid on or before April 25, 2018, then any accrued interest on the Loan shall be waived.

3.

Origination Fee/Lender’s Attorneys’ Fees. On or before the earlier to occur of (a) the Maturity Date, as it may be extended hereunder, and (b) repayment of all Loans and other amounts due hereunder, Borrower shall pay to Lender an origination fee in the amount of Three Hundred Thousand and 00/100ths Dollars ($300,000.00). On the Effective Date, Borrower shall pay all of Lender’s reasonable attorneys’ fees associated with the documentation and closing of this Loan (“Lender Attorney’s Fees”).

4.

Maturity Date. All amounts advanced to Lender under the Loan shall be immediately due and payable in full to Lender without demand, protest, or notice on April 25, 2018 (the “Maturity Date”), provided however, if all amounts due under the Loan are not repaid in full on or before the Maturity Date, and provided there is no Event of Default (as defined below) at such time (other than on account of such non-payment), the Maturity Date will automatically be extended until May 25, 2018. If the Maturity Date is so extended, Borrower shall be required to repay on or before the extended Maturity Date, all amounts advanced under the Loan and any accrued interest on amounts advanced under the Loan, as set forth in section 2 above.

5.

Prepayment. Borrower may pay without penalty all or a portion of the amounts owed hereunder earlier than it is due. Early payments will not, unless agreed to by Lender in writing and subject to section 2 above, relieve Borrower of Borrower’s obligation to pay all accrued unpaid interest and principal. Rather, early payments will reduce the principal balance due.

6.

Lien on Membership Interest. To secure Borrower’s obligations to repay the amounts due under this Agreement to Lender, Borrower agrees to pledge and provide a security interest in and against the following collateral (the “Collateral”):

a.	Borrower’s one hundred percent (100%) membership interest in VivoPower US-NC-47 LLC, a Delaware limited liability company.

b.	Borrower’s one hundred percent (100%) membership interest in VivoPower US-NC-31 LLC, a Delaware limited liability company.

c.	Borrower’s one hundred percent (100%) membership interest in VivoPower (USA) Development LLC, a Delaware limited liability company.

7.

Conditions Precedent. As express conditions to Lender’s agreement to disburse on the Loan, the following shall have occurred, all in a form and manner and in substance satisfactory to Lender in its sole discretion:

a.

Lender shall have been provided: i) a fully executed Promissory Note dated of even date hereof from Borrower to Lender in the Maximum Loan Principal Amount (the “Note”); and ii) a fully executed Pledge Agreement from Borrower of even date hereof (the “Pledge Agreement”).

b.	No Event of Default shall have occurred under this Agreement or any related documents executed by Borrower in connection with this Agreement (collectively, the “Loan Documents”).

8.	Effective Date. The Parties acknowledge that all of the conditions precedent identified in section 7 are satisfied on the Effective Date.

9.

Method of Draw Request. Subject to the terms and conditions of this Agreement, the Borrower may borrow up to the Maximum Loan Principal Amount. The disbursements on the Loan shall be made in accordance with the Draw Schedule attached hereto as Schedule 1. With the exception of the initial draw request, which shall be disbursed immediately upon the satisfaction of the conditions precedent set forth in section 7, Borrower may provide Lender with a draw request signed by a responsible officer of Borrower specifying the amount of the requested draw amount at least two (2) business days prior to the date of the draw per the Draw Schedule. Provided that Lender receives such draw request two (2) business days prior to date of the draw on the Draw Schedule, Lender shall disburse the amount requested in the draw request on the date specified in the draw request. The amount of the draw request may exceed the amount set forth in the Draw Schedule, provided that the aggregate amount of requested disbursements shall not exceed the Maximum Loan Principal Amount. For the avoidance of doubt, following the initial draw on the Effective Date, Borrower has no obligation to borrow any amounts of the Loan.

10.

Loan Disbursements. All Loan disbursements made by Lender to Borrower under this Agreement shall be used solely for development expenses associated with the ISV Interest or for general corporate and working capital purposes of Borrower, PLC or subsidiaries of PLC.

11.

Representations and Warranties. As a material inducement to Lender’s entry into this Agreement, the Borrower represents and warrants to the Lender as of the Effective Date and the date of each borrowing the following:

a.

Authority/Enforceability. The Borrower (a) is duly organized or formed, as appropriate, validly existing and in good standing under the laws of the jurisdiction described in the preamble of this Agreement, its jurisdiction of incorporation, formation or organization, as appropriate, (b) is duly authorized to transact business in each state in which the Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which the Borrower is doing business in compliance with all laws and regulations applicable to its organization, existence and transaction of business, and (c) has taken all corporate or other action necessary to be taken by it to authorize (i) the borrowings on the terms and conditions of this Agreement and the Note, and (ii) the execution, delivery and performance of the Loan Documents. The Borrower’s legal name is as set forth in the preamble of this Agreement and on the signature pages hereof, and the Borrower has not done business under any assumed name, unless set forth on a schedule to this Agreement.

b.

Binding Obligations. Borrower is authorized to execute, deliver and perform its obligations under the Loan Documents, and such obligations and the Loan Documents are valid and binding obligations of Borrower in accordance with their terms.

c.

Formation and Organizational Documents. Borrower has delivered to the Lender all formation and organizational documents of the Borrower and Borrower’s subsidiaries set forth on Schedule 2 and 3 hereto. Borrower represents and warrants that each of the subsidiaries identified on Schedule 2 hereto is a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3 or a “partnership” for U.S. federal income tax purposes.

d.

No Violation. The Borrower’s execution, delivery, and performance under the Loan Documents do not (a) require any consent or approval not heretofore obtained under any partnership agreement, operating agreement, articles of incorporation, bylaws or other document, (b) violate any governmental requirement applicable to Borrower or any other statute, law, regulation or ordinance or any order or ruling of any court or governmental entity, or (c) conflict with, or constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which the Borrower is bound or regulated.

e.

Business Loan. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of the Borrower and its affiliates and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes of the Borrower.

f.

Absence of Defaults. Borrower is not in default under its organizational documents, and no event has occurred, which has not been remedied, cured or irrevocably waived: (a) which constitutes such a default; or (b) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by Borrower under any agreement or judgment, decree or order to which Borrower is a party or by which Borrower or any of its properties may be bound where such default or event of default could, individually or in the aggregate, involve indebtedness or other obligations or liabilities in excess of $100,000.

g.

Solvency. After giving effect to the Loan and the transactions contemplated by this Agreement, Borrower is solvent, having assets of a fair salable value which exceed the amount required to pay its debts as they become absolute and matured (including contingent, subordinated, unmatured and unliquidated liabilities), and Borrower is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is, and it proposes to be, engaged.

12.

Event of Default. The occurrence of any of the following shall constitute a Borrower “Event of Default” hereunder: (i) failure to pay back the Loan amounts disbursed to Borrower, all accrued and unpaid interest due under the Note (subject to waiver of interest under section 2 above) and this Agreement and any other amounts due under the Loan Agreement and/or the Note, on the Maturity Date, as that date may be extended hereunder; (ii) material breach by Borrower of any other obligation hereunder, under the Note or under any other Loan Document executed in association with the Loan; (iii) any representation or warranty made by Borrower herein shall prove to be false or misleading in any material respect; and/or (iv) any report, certificate, financial statement or other instrument furnished by Borrower in connection with this Agreement or any other Loan Documents associated with the Loan shall prove to be false or misleading in any material respect; provided that if any default under clause (ii), (iii) or (iv) above is curable, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within twenty (20) days; or (2) if the cure requires more than twenty (20) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

13.

Remedies. Upon the occurrence and during the continuation of an Event of Default, Lender may, at its option and upon written notice to Borrower, immediately take any or all of the following actions, at the same or different times: i) declare the indebtedness due under this Agreement to be due and payable in full, whereupon the indebtedness due under this Agreement shall become immediately due and payable in full, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything contained herein or in any other Loan Documents to the contrary notwithstanding; ii) foreclose and sell the collateral securing the indebtedness due under this Agreement, subject to applicable state and federal laws, and apply the proceeds of sale to the indebtedness due under this Agreement; and iii) enforce any and all rights and remedies of Lender under this Agreement or applicable law.

14.

Governing Law. This Loan Agreement shall be interpreted and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State and without reference to the choice of law principles of the State of New York or any other state.

15.

Jurisdiction. The Parties agree that any controversy or claim arising out of or relating to this Loan Agreement, or the breach hereof, including but not limited to the interpretation, validity and/or enforceability of this Loan Agreement, shall be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules with hearings to take place in New York, New York or such other location as mutually agreed by the parties; provided, however, that such arbitration shall apply a “baseball” or “last offer” arbitration procedure, whereby the arbitrator(s) shall request each Party to submit to the arbitrator(s) and exchange with each other, in accordance with a procedure to be established by the arbitrator(s), its final position on the award that it believes it is entitled to obtain and the arbitrator(s) shall award only one or the other of the two positions submitted by the Parties; provided however, nothing contained herein shall prevent Lender from proceeding with its rights under Article 9 of the Uniform Commercial Code to foreclose on the Collateral upon the occurrence and during the continuation of an Event of Default.

16.

Attorneys’ Fees; Expenses. Borrower agrees to pay upon demand all of Lender’s costs and expenses, including Lender’s reasonable attorneys’ fees and legal expenses, incurred in connection with the enforcement of this Agreement. Costs and expenses include Lender’s reasonable attorneys’ fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also shall pay all court costs and such additional fees as may be directed by the court.

17.

Relationship of the Parties. The Parties shall not be deemed to be partners or joint venturers by virtue of this Loan Agreement, nor shall either Party be an agent, representative, trustee or fiduciary of the other. The Parties understand, agree and acknowledge that (i) this Loan Agreement has been freely negotiated by both parties, and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Loan Agreement or any of its terms or conditions, there shall not be any inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Loan Agreement or any portion thereof.

18.

Entire Agreement. This Loan Agreement represents the full and complete agreement of the Parties regarding the subject matter hereof, and except for the further documents and agreements expressly referenced herein or therein or contemplated hereby, including without limitation the Note and the Pledge Agreement, there are no other agreements, oral or written, with respect to the subject matter hereof.

19.

Modifications, Amendments and Waivers. No waiver of any of the provisions of this Loan Agreement will be considered, or will constitute, a waiver of any of the rights or remedies, at law or equity, of the Party entitled to the benefit of such provisions unless made in writing and executed by the Party entitled to the benefit of such provision. No amendment, modification or supplement of any provision of this Loan Agreement will be valid unless the same is in writing and signed by the Parties hereto.

20.

Severability. Any term or provision of this Loan Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering, invalid or unenforceable the remaining terms and provisions of this Loan Agreement or affecting the validity or enforceability of any of the terms or provisions of this Loan Agreement in any other jurisdiction.

21.

Term. This Loan Agreement will automatically terminate and be of no further force and effect upon the earlier of (i) written mutual agreement of the Parties and (ii) Borrower’s payment in full of the outstanding principal of the Loan and any accrued and unpaid interest to Lender. Notwithstanding anything in the previous sentence, sections 14 through 17 shall survive the termination of this Loan Agreement and the termination of this Loan Agreement shall not affect any rights any Party has with respect to the breach of this Loan Agreement by another Party prior to such termination.

22.

Assignment. Neither Party hereto shall assign any of its rights or delegate any performance under this Loan Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, except to a parent, subsidiary, or other affiliated entity, without the prior written consent of the other Party. Any purported assignment of rights or delegation of performance in violation of this provision is void.

23.

Counterparts. This Loan Agreement may be signed on any number of identical counterparts, such as a faxed copy or an emailed pdf document, with the same binding effect as if the signatures were on one instrument, Original and entailed (.pdf format) signatures are binding.

24.

Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be delivered personally or by reputable express courier service addressed to the relevant party hereto at the address stated below or at any other address notified by the party to the other as its address for purposes of this Agreement. Any communication so given personally and any notice so given by express courier service shall be deemed to have been delivered on the date of receipt of the intended recipient. As proof of such delivery it shall be sufficient to produce a receipt showing personal service or the receipt of a reputable courier company showing the correct address of the addressee.

To the Borrower:	VivoPower USA LLC
140 Broadway, 28th Floor New York, NY 10005 Attn: Carl Weatherley-White With a copy to (which shall not constitute notice):

Stoel Rives LLP 600 University Street, Suite 3600 Seattle, WA 98101 Attn: Alexandra L. Mertens

To the Lender:	SolarTide, LLC
9200 E. Pima Center Pkwy, Ste. 180 Scottsdale, Arizona 85258 Attn: Steve Chun

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LENDER:	SOLARTIDE, LLC
a Delaware Limited Liability Company

By: /s/ Steve Chun

Print Name: Steve Chun

Title:

BORROWER:	VIVOPOWER USA LLC
a Delaware Limited Liability Company

By: /s/ Carl Weatherley-White

Print Name: Carl Weatherley-White

Title: CEO

SCHEDULE 1

DRAW SCHEDULE

Initial	$750,000

Feb 1, 2018	$1,250,000

Total	$2,000,000

SCHEDULE 2

VivoPower USA LLC Subsidiaries

IS-47 Solar Project Subsidiaries	IS-31 Solar Project Subsidiaries
VivoPower US-NC-47 LLC	VivoPower US-NC-31 LLC
US-NC-47 Sponsor Partner, LLC	US-NC-31 Sponsor Partner, LLC
US-NC-47 Sponsor, LLC	US-NC-31 Sponsor, LLC
IS-47 Holdings, LLC	IS-31 Holdings, LLC
Innovative Solar 47, LLC	Innovative Solar 31, LLC

Schedule 3

Subsidiary of VivoPower (USA) Development LLC

Innovative Solar Ventures I LLC